Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Registration Statement Nos. 333-119409, 333-125892, 333-131037, 333-133867, 333-156293, 333-161326, and 333-168542 on Form S-8 and Registration Statement No. 333-166770 on Form S-3 of Cornerstone Therapeutics, Inc. of our report dated March 13, 2012, relating to our audits of the consolidated financial statements of EKR Holdings, Inc. and Subsidiary as of and for the years ended December 31, 2011 and 2010, included in this Current Report on Form 8-K/A of Cornerstone Therapeutics Inc.

/s/ McGladrey LLP

Blue Bell, Pennsylvania

September 7, 2012